Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-146719) pertaining to the PGT Savings Plan and (Form S-8 No. 333-135616) pertaining to the PGT, Inc. 2004 Stock Incentive Plan and the PGT, Inc. 2006 Equity Incentive Plan of our reports dated March 7, 2008, with respect to the consolidated financial statements of PGT, Inc., and the effectiveness of internal control over financial reporting of PGT, Inc., included in the Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ ERNST & YOUNG LLP

Certified Public Accountants

Tampa, Florida

March 7, 2008